Exhibit 99.1
Neustar Reports Results for First Quarter 2015
Provides Guidance for Full-Year 2015

STERLING, VA, April 29, 2015 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services and analytics, today announced results for the quarter ended March 31, 2015, and provided guidance for full-year 2015.
Results for First Quarter 2015 Compared to First Quarter 2014

•	Revenue increased 9% to $251.4 million

•	Marketing Services revenue increased 13% to $37.2 million

•	Security Services revenue increased 32% to $39.6 million, including $5.2 million in revenue from the .CO Internet acquisition completed in April 2014

•	Net income increased 46% to $46.2 million

•	Net income per share increased 62% to $0.81
Non-GAAP Results for First Quarter 2015 Compared to First Quarter 2014

•	Adjusted net income increased 17% to $61.4 million

•	Adjusted net income per share increased 29% to $1.08
“Our first quarter results demonstrate that we are well-positioned to benefit from the evolving strategic partnership between companies’ marketing and security departments,” said Lisa Hook, Neustar’s President and Chief Executive Officer. “Our highly competitive solutions in Marketing, Security, and Data Services deliver value for our clients as they grapple with the secular shift to digital and the proliferation of connected devices. Our Information Services & Analytics offerings provide our clients critical, high-value insights in this evolving data-driven marketplace, and make us an important partner to an expanding set of customers.”
Paul Lalljie, Neustar’s Chief Financial Officer, added, “Our Marketing and Security Services both delivered double-digit revenue growth year-over-year.  During the quarter, we continued to generate strong free cash flow and announced a $150 million share repurchase program.  Our strong first quarter, together with leading indicators and the NPAC contract amendment, give us visibility to extend guidance for all of 2015.”
Discussion of First Quarter Results
Revenue totaled $251.4 million, a 9% increase from $229.9 million in 2014. Marketing Services revenue grew 13% to $37.2 million driven by increased demand for the company's services that help its clients make informed and high-impact decisions to promote their products and services. Security Services revenue grew 32% to $39.6 million driven by increased demand for the company's DNS services and the contribution of $5.2 million from the April 2014 acquisition of .CO Internet. Data Services revenue was flat at $48.2 million due to a decrease in carrier provisioning services that was partially offset by an increase in caller identification services. NPAC Services revenue grew 6% to $126.4 million driven by an increase in NPAC fixed-fee revenue.

Operating expense totaled $171.9 million, a 2% decrease from $174.6 million in the first quarter of 2014. This decrease was driven by a $5.0 million decrease in restructuring charges, a decrease of $3.5 million in stock-based compensation expense and a decrease of $1.9 million in professional fees and marketing expense incurred in support of the NPAC selection process. These decreases were partially offset by $4.3 million of incremental operating costs from .CO Internet and higher costs related to information technology and systems.
As of March 31, 2015, the company's cash and cash equivalents totaled $347.1 million, an increase of $20.5 million from $326.6 million as of December 31, 2014. As of March 31, 2015, the company's outstanding debt under its term facilities and senior notes was $781.3 million. During the last three trading days of the quarter, the company purchased approximately 259,000 shares at an average price of $24.10 per share, for approximately $6.3 million, under its share repurchase program announced on March 26, 2015.
Recent Developments
On March 26, 2015, the FCC approved a competitor to serve as the next Local Number Portability Administrator. The FCC Order did not award a contract, but rather, authorized contract negotiations to begin.
On April 7, 2015, the company amended its contracts with NAPM to establish a transition arrangement under which it will provide LNPA services at the 2015 annual base fee of $496.1 million.  Under this arrangement, the company will provide these services until September 30, 2016, after which the contracts will automatically renew for additional one-year terms unless NAPM provides a notice of non-renewal at least 90 days prior to the end of any renewal term.  Once a notice of non-renewal is provided, NAPM must provide the company with at least 180 days advance notice of its intention to terminate the contracts.
Business Outlook for 2015
Neustar's Business Outlook excludes the impact of any future share repurchases.

•	Revenue to range from $1.02 billion to $1.04 billion or growth of 6% to 8%

•	Adjusted net income to range from $240 million to $255 million or a decline of 1% to 7%. In 2014, the company recorded $12.2 million of discrete tax items

•	Adjusted net income per share to range $4.25 to $4.51 or a decline of 2% to an increase of 4%
Conference Call
As announced on April 15, 2015, Neustar will conduct an investor conference call to discuss the company's results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company's website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing 888-211-4495 (international callers dial 913-312-0654) and entering PIN 1235818.  For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) May 6, 2015 by dialing 877-870-5176 (international callers dial 858-384-5517) and entering PIN 1235818, or by going to the Investor Relations tab of the company's website (www.neustar.biz).
Neustar will take questions from securities analysts and institutional investors; the complete call is open to all other interested parties on a listen-only basis.

This press release, the financial tables and other supplemental information are available on the company's website under the Investor Relations tab. The supplemental information includes reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures. These non-GAAP measures may be used periodically by management when discussing the company's financial results with investors and analysts.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) is the first real-time provider of cloud-based information services and data analytics, enabling marketing and IT security professionals to promote and protect their businesses. With a commitment to privacy and neutrality, Neustar operates complex data registries and uses its expertise to deliver actionable, data-driven insights that help clients make high-value business decisions in real time, one customer interaction at a time. More information is available at www.neustar.biz.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's expectations and beliefs about its future results, such as its guidance regarding future results of operations. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the company's business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.
These potential risks and uncertainties include, among others, the uncertainty of future revenue, expenses and profitability and potential fluctuations in quarterly results due to such factors as modifications to or terminations of or failures to renew (or announcements related to any of the foregoing) the company's material contracts, including its contracts to serve as the Local Number Portability Administrator, disruptions to the company's operations resulting from network disruptions, security breaches or other events, or an inability to obtain high quality data on favorable terms or otherwise; general economic conditions in the regions and industries in which the company operates; the financial covenants in the company's secured credit facility and their impact on the company's financial and business operations; the company's indebtedness and the impact that it may have on the company's financial and operating activities; the company's ability to incur additional debt; the variable interest rates applicable under the company's indebtedness and the effects of changes in those rates; the effectiveness of the company's restructuring initiatives in improving efficiencies; the company's ability to successfully identify and complete acquisitions and integrate and support the operations of businesses the company acquires; increasing competition; market acceptance of the company’s existing services; the company's ability to successfully develop and market new services and the uncertainty of whether new services will achieve market acceptance or result in any revenue; the company’s ability to raise additional capital on favorable terms or at all; business, regulatory and statutory changes related to the communications and Internet industries; and the impact on the company of any litigation, arbitration, investigation or other similar proceeding. More information about risk factors, uncertainties and other potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company's most recent Annual Report on Form 10-K and subsequent periodic and current reports. All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2015
	(unaudited)
Revenue	$229,897	$251,388
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	58,611	64,158
Sales and marketing	49,991	46,734
Research and development	7,059	6,454
General and administrative	26,291	24,657
Depreciation and amortization	27,640	29,924
Restructuring charges	4,966	—
	174,558	171,927
Income from operations	55,339	79,461
Other (expense) income:
Interest and other expense	(5,997)	(6,722)
Interest income	95	226
Income before income taxes	49,437	72,965
Provision for income taxes	17,754	26,751
Net income	$31,683	$46,214
Net income per common share:
Basic	$0.52	$0.83
Diluted	$0.50	$0.81
Weighted average common shares outstanding:
Basic	61,240	55,974
Diluted	62,753	56,849

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2014	March 31, 2015
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$326,577	$347,078
Restricted cash	2,191	2,543
Accounts receivable, net	155,086	172,995
Unbilled receivables	13,084	12,001
Prepaid expenses and other current assets	24,392	33,771
Deferred costs	6,951	7,618
Income taxes receivable	16,309	528
Deferred income tax assets	10,380	15,761
Total current assets	554,970	592,295
Property and equipment, net	161,604	153,505
Goodwill	689,269	689,269
Intangible assets, net	302,622	286,904
Other assets, long-term	30,643	33,577
Total assets	$1,739,108	$1,755,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,439	$6,305
Accrued expenses	94,771	73,733
Deferred revenue	73,908	75,366
Notes payable	7,972	7,972
Capital lease obligations	3,702	3,282
Other liabilities	23,125	24,035
Total current liabilities	211,917	190,693
Deferred revenue, long-term	27,017	24,287
Notes payable, long-term	775,318	773,324
Capital lease obligations, long-term	5,579	4,990
Deferred income tax liabilities, long-term	50,666	73,139
Other liabilities, long-term	49,705	51,726
Total liabilities	1,120,202	1,118,159
Total stockholders’ equity	618,906	637,391
Total liabilities and stockholders’ equity	$1,739,108	$1,755,550

Reconciliation of Non-GAAP Financial Measures
In this press release and in other statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below is the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure. This reconciliation should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes.

Reconciliation of Net Income to Adjusted Net Income
The following is a reconciliation of net income to adjusted net income for the three months ended March 31, 2014 and 2015 and the year ending December 31, 2015. Management believes that this measure enhances investors' understanding of the company's financial performance and the comparability of the company's results to prior periods, as well as against the performance of other companies.

	Three Months Ended March 31,		Year Ending December 31,
	2014	2015	2015 (1)
	(in thousands, except per share data) (unaudited)
Revenue	$229,897	$251,388	$1,030,000

Net income	$31,683	$46,214	$181,000
Add: Stock-based compensation	11,726	8,230	38,500
Add: Amortization of acquired intangible assets	14,066	15,718	63,000
Add: Restructuring charges (2)	4,966	—	—
Add: Acquisition-related costs (3)	1,580	—	—
Less: Adjustment for provision for income taxes (4)	(11,613)	(8,780)	(35,000)
Adjusted net income	$52,408	$61,382	$247,500
Adjusted net income margin (5)	23%	24%	24%
Adjusted net income per diluted share	$0.84	$1.08	$4.38
Weighted average common shares outstanding - diluted	62,753	56,849	56,500

(1)	The amounts expressed in this column represent the midpoint of the company's guidance as of the date of this press release.

(2)	Amounts represent restructuring charges related to the termination or relocation of certain employees and reduction in or closure of leased facilities.

(3)	Amounts represent costs incurred by the company in connection with completed acquisitions.

(4)	Adjustments reflect the estimated impact of income taxes using the effective rate for the applicable period.

(5)	Adjusted net income margin is a measure of adjusted net income as a percentage of revenue.

Contact Info:

Investor Relations Contact: Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Press Contact: Lara Wyss (415) 659-6154 PR@neustar.biz